SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   August 31, 2002

GENEVA STEEL HOLDINGS CORP
(Exact Name of Registrant as Specified in Charter)

Delaware	0-31020	87-0665504

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 South Geneva Road, Vineyard, UT	84058

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(801) 227-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 4. Changes in Registrant’s Certifying Accountant
SIGNATURES

Item 4. Changes in Registrant’s Certifying Accountant

     Effective as of August 31, 2002, Arthur Andersen LLP (“Andersen”), the independent accountant for Geneva Steel Holdings Corp. (the “Company”), was banned from practice before the Securities and Exchange Commission and ceased rendering auditing services. Andersen audited the Company’s consolidated financial statements for the fiscal years ended September 30, 1999 ("1999 Financials") and September 30, 2000 (“2000 Financials”). Andersen had also been engaged to audit the Company’s financial statements for the three months ended December 31, 2000 and the year ended December 31, 2001 following the Company’s use of fresh start accounting after emerging from bankruptcy in January 2001. The audit had not been completed primarily due to the filing by Geneva Steel LLC (“Geneva”), the Company’s primary subsidiary, of a voluntary bankruptcy petition in January 2002. Andersen’s reports on the Company’s 1999 Financials and 2000 Financials did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to audit scope or accounting principles, except for a modification as to the Company’s ability to continue as a going concern.

     During the fiscal years ended September  30, 1999 and September  30, 2000 and through the subsequent interim period through August 31, 2002, there were no (i) disagreements with Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its report on the 1999 Financial or the 2000 Financials; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The decision of Andersen to resign was not recommended or approved by the Company’s Board of Directors or the Audit Committee. We have provided Andersen with a copy of the foregoing disclosures.

     On October 7, 2002, the Audit Committee of the Board of Directors, which is responsible for the selection and replacement of the Company’s independent accountant, engaged Tanner + Co. to be the Company’s new independent accountant. This engagement was approved by the Company’s secured lenders and the bankruptcy court. During the two years ended December 31, 2001 and 2000, and the subsequent interim period through October 7, 2002, neither the Company nor anyone acting on its behalf consulted Tanner + Co. regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement or a reportable event (as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K).

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SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEVA STEEL HOLDINGS CORP (Registrant)

Date: November 27, 2002	By:	/s/ Stephen M. Bunker

Stephen M. Bunker
Vice President of Finance

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